EXHIBIT 10(a)(7)


                         THE BEAR STEARNS COMPANIES INC.
                   AMENDMENTS TO THE CAPITAL ACCUMULATION PLAN

      RESOLVED, that The Bear Stearns Companies Inc. Capital Accumulation Plan for Senior Managing Directors, as amended and restated (the "Plan"), be, and hereby is, amended as follows:

      1. Section 5.3 shall be amended to read as follows:

            "5.3 Quarterly Credits in Respect of Cash Balances. If there shall exist a Cash Balance in the Cash Balance Account of any Participant on the last day of any fiscal quarter of the Company, including the last day of a Plan Year (a "Quarter End Date"), the Company shall credit the Capital Accumulation Account of each such Participant, as of such Quarter End Date, with a number of additional CAP Units determined by dividing such Cash Balance by the Average Cost Per Share of the Available Shares acquired by the Company and designated by the Board Committee as being allocated to such period. If the aggregate number of CAP Units required to be credited to the Capital Accumulation Accounts of all such Participants pursuant to the preceding sentence would exceed the number of Available Shares, then the aggregate number of CAP Units to be credited shall be limited to the number of Available Shares and such CAP Units shall be allocated on a pro rata basis, based on the respective Cash Balances of each Participant. In connection with any crediting of CAP Units pursuant to this Section 5.3, the Cash Balance of each such Participant shall be reduced by debiting to his Cash Balance Account an amount equal to the product of the number of CAP Units credited to his Capital Accumulation Account and the Average Cost Per Share of the Available Shares acquired by the Company during the annual or quarterly period specified by the Board Committee."



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      2.    The definition of "Available Shares" shall be amended to read as follows:

            "`Available Shares' means, with respect to any Fiscal Year or portion thereof, the sum of (a) the number of shares of Common Stock purchased by the Company in the open market or in private transactions or otherwise during such period that have not been previously allocated under the Plan and designated by the Board Committee at the time of purchase as having been purchased for issuance under the Plan with respect to the Fiscal Year or portion thereof specified by the Board Committee and (b) shares of Common Stock purchased prior to such period that were designated as Available Shares but were not allocated under the Plan which the Company makes available to the Plan subsequent to the period in which such shares were purchased and the Board Committee thereafter designates as Available Shares for issuance under the Plan with respect to the Fiscal Year or portion thereof specified by the Board Committee."

      3. Section 5.5 shall be amended to read as follows:

            "5.5 Book Value Adjustment. For purposes of calculating the Net Earnings Adjustment with respect to any Deferral Year pursuant to
            Section 5.10, the Book Value Adjustment shall equal the sum of (1) the amount maintained in the Book Value Adjustment Carry Forward Account pursuant to Section 5.10(a), if any, and (2) the product of
            (a) the total number of CAP Units credited to the Capital Accumulation Account of each Participant as of the last day of such Deferral Year but without including any CAP Units credited on such date pursuant to Sections 5.1, 5.3 and 5.10 multiplied by (b) the difference between Adjusted Book Value Per Share as of the last day of the Deferral Year and Adjusted Book Value Per Share as of the last day of the preceding Deferral Year."

      4.    Section 5.4(g) shall be amended to read as follows:

            "(g) finally, (i) if the sum (or net amount) of the amounts determined for a Participant in


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            subparagraphs (a), (b) and (c) above is a positive number and such sum (or net amount) exceeds the aggregate of the charges, if any, determined for such Participant pursuant to subparagraphs (d), (e) and (f) above, then the Earnings Adjustment shall equal such sum (or net amount), as determined for purposes of this Section 5.4, or (ii) if the net amount of the amounts determined for a Participant in subparagraphs (a), (b) and (c) less the aggregate of the charges, if any, determined pursuant to subparagraphs (d), (e) and (f) is a negative number (an "Earnings Charge") and such Participant has a positive Cash Balance, then (A) such Cash Balance first shall be reduced by an amount equal to such Earnings Charge (provided that no such reduction shall be made to the extent the Earnings Charge relates to a negative result from sub-paragraph (b) or (c)) and (B) if, after reducing such Cash Balance to zero, any amount determined in accordance with the preceding clause (ii) (A) remains unapplied, or if such Participant has no Cash Balance, then the Earnings Adjustment shall be zero."

      5.    Section 5.10(a) shall be amended to read as follows:

            "(a) After making any credits to the Capital Accumulation Accounts of the Participants in respect of the fourth fiscal quarter of such Deferral Year pursuant to Section 5.3, each Participant's Account shall be adjusted, effective as of the last day of such Deferral Year, as provided in this Section 5.10(a). The Company shall credit the Capital Accumulation Account of each Participant with an additional number of CAP Units (a "Net Earnings Adjustment") equal to the quotient of (i) the difference between the Earnings Adjustment calculated in accordance with Section 5.4 and the Book Value Adjustment calculated in accordance with Section 5.5 for such Deferral Year, divided by (ii) the Average Cost Per Share of the Available Shares acquired by the Company and designated by the Board Committee as being allocated to such period. Notwithstanding the foregoing, however, if (i) the Earnings Adjustment is a negative number or (ii) the Book Value Adjustment exceeds the Earnings Adjustment


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            then no CAP Units shall be credited to the Accounts of any
            Participants and the amounts of each of such Book Value Adjustment and Earnings Adjustment shall be disregarded and shall not be taken into account for purposes of the Plan in any subsequent Deferral Year."